Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-215401

CBOE Holdings, Inc.

Pricing Term Sheet

June 26, 2017

Issuer:	CBOE Holdings, Inc. (the “Company”)

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Security:	1.950% Senior Notes due 2019

Principal Amount:	$300,000,000

Maturity Date:	June 28, 2019

Coupon (Interest Rate):	1.950%

Price to Public:	99.930%

Yield to Maturity:	1.986%

Spread to Benchmark Treasury:	T+65 basis points

Benchmark Treasury:	1.250% due May 31, 2019

Benchmark Treasury Price / Yield:	99-26 3/4 / 1.336%

Interest Payment Dates:	June 28 and December 28, with first payment on December 28, 2017

Make-Whole Redemption:

At any time and from time to time, in whole or in part, at the greater of 100% of the principal amount of notes being redeemed and a make-whole redemption price determined by using a discount rate of the applicable Treasury Rate plus 10 basis points, plus accrued and unpaid interest to, but not including, the redemption date.

Change of Control:	Put at 101% of principal plus accrued and unpaid interest to, but not including, the repurchase date.

Trade Date:	June 26, 2017

Settlement Date:	June 29, 2017 (T+3)

CUSIP/ISIN:	12503M AB4 / US12503MAB46

Joint Book-Running Managers:	Wells Fargo Securities, LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. The Huntington Investment Company PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Loop Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus) and a related preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Wells Fargo Securities, LLC or Morgan Stanley & Co. LLC can arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Wells Fargo Securities, LLC at 1-800-645-3751 or calling Morgan Stanley & Co. LLC at 1-866-718-1649.

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